Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-172925, 333-10232 and 333-11320 on Form F-3 of our report dated 14 March 2013, relating to the consolidated financial statements of Santander UK plc, appearing in this Annual Report on Form 20-F of Santander UK plc for the year ended 31 December 2012, and to the reference to us under the heading “Selected Financial Data” in such Annual Report on Form 20-F.

DELOITTE LLP

London, UK

20 March 2013